EXHIBIT 99.1

NEWS RELEASE

HireRight Names Industry Leaders to Board of Directors

•                  Rick Allen, former J.D Edwards CFO, to serve as Audit Committee Chair

•                  John Bowmer, former Adecco Executive and Chairman, named Director

IRVINE, CA, October 5, 2007 - HireRight, Inc. (NasdaqGM: HIRE), a leading provider of on-demand employment screening solutions, today announced that John Bowmer and Rick Allen have been named to the company’s board of directors, increasing the size of its board to seven directors. Additionally, Allen was named audit committee chair, replacing Randy Lintecum, who will continue to serve on the audit committee.

 ”John and Rick are seasoned executives who bring a wealth of experience from the recruitment and software industries,” said Eric Boden, HireRight Chairman and Chief Executive Officer. “We are extremely pleased to have them as members of the HireRight board and expect they will contribute significantly to the effectiveness of our governance and the execution of our growth strategy.”

Rick Allen worked in senior financial positions at public companies for over 20 years. Allen was Chief Financial Officer of J.D. Edwards from 1990 to 2003. He added senior vice president of finance and administration to his title in 1997, and then was promoted to executive vice president in 2000. He also served as J.D. Edwards’ controller from 1985 to 1990. Starting 1991, Allen also served as a member of J.D. Edwards’ board of directors. In August of 2003, J.D. Edwards merged with PeopleSoft and Allen retired in 2004. Prior to PeopleSoft, Allen was controller for Luff Exploration, an oil and gas exploration and production company, from 1982 to 1985, and was a senior accountant with Coopers & Lybrand, a public accounting firm, from 1979 to 1982.

Mr. Allen received a bachelor’s degree in business administration with a concentration in accounting in 1979 from Colorado State University. He currently serves on the board of RightNow Technologies and several private company boards, and was a member of Maxtor Corporation’s board until it merged with Seagate Technology in 2006. He is a member of the American Institute of Certified Pubic Accountants, the Colorado Society of Certified Public Accountants, Financial Executives Institute and the National Association of Corporate Directors.

John Bowmer has served as a multinational corporate executive for over 30 years. As a former chief executive officer in the recruitment industry, Bowmer has extensive experience growing organizations and maximizing operational efficiencies. Most recently, Bowmer served as Chairman of Adecco, the world’s largest staffing company, following 15 years of expanding responsibility as Chief Executive Officer at Adecco and predecessor firms. Bowmer joined Adia (which later merged with ECCO to become Adecco) as Chief Executive Officer of its Jonathan Wren subsidiary in 1987. In 1989 he became Chief Executive for Adia Australia, and Chief Executive of Asia Pacific in 1990. In 1992, Bowmer was named Chief Executive Officer for all of Adia and was CEO of Adecco when Adia merged with ECCO in 1996. Prior to Adecco/Adia, Bowmer held executive positions at MAI plc and Polaroid UK.

Bowmer received an MSc from London Business School in 1972 and a BA with Honors from Keele University in Staffordshire, England in 1966. He currently serves as Co-Chairman of the board of Berkeley Scott Group, a company listed on the AIM of the London Stock Exchange.

Last month, HireRight named Peggy Taylor, a former PeopleSoft executive, to its board of directors. More information on HireRight board members and committee composition is available in the Corporate Governance section of the company’s Investor Relations web site at http://ir.hireright.com.

About HireRight

HireRight is a leading provider of on-demand employment background and drug screening solutions that help organizations efficiently implement, manage and control multifaceted screening programs. Many companies, including more than 50 of the Fortune 500, trust HireRight because the company delivers customer-focused solutions that provide greater efficiency and faster results. HireRight also provides pre-integrated employment screening services through enterprise e-recruiting solutions from top providers such as Oracle/PeopleSoft, Vurv, Taleo, VirtualEdge, Deploy Solutions and PeopleAdmin. HireRight’s worldwide headquarters are located in Irvine, California with offices and affiliates around the globe. For more information, visit the company’s web site at www.hireright.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: All statements included or incorporated by reference in this release may contain forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, our expectations regarding future contributions by our board members. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to, one or more board members leaving our board or otherwise failing to contribute. Further information on HireRight, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Quarterly Report on Form 10-Q for our second quarter ended June 30, 2007, and in our other SEC filings that are available through the SEC’s website (www.sec.gov).

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HireRight is a registered trademark of HireRight, Inc. © Copyright 2007 HireRight, Inc. All rights reserved.

Contact:

Media Relations:

Strategies

Lindsay Thompson, 714-957-8880 ext. 128

Lindsay@strategiesadpr.com

Or

Investor Relations:

ICR

Garo Toomajanian, 949-428-5855

ir@hireright.com